News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Headquarters Relocation to Houston

- Move will Consolidate Corporate Operations, Increase Efficiency -

SAN ANTONIO, TX - July 16, 2004 - Luby's, Inc. (NYSE: LUB) today announced that its Board of Directors has approved the relocation of its corporate headquarters to Houston, Texas. This move, which will be completed by the end of 2004, will consolidate all of the Company's corporate operations in one city. Luby's has asked all of its San Antonio-based corporate employees to relocate with the Company to Houston. Luby's San Antonio restaurant locations will be unaffected by the move.

"Moving the San Antonio corporate office staff to Houston will help Luby's by bringing the entire headquarters operation together in one city," said Chris Pappas, President and CEO. "For the past three years, the Company has functioned with corporate operations straddling two cities. Houston is Luby's largest market with 40 restaurants and is home to our centralized facilities service center. In addition, many of our key management personnel live in Houston. Bringing everyone together into one city will provide increased efficiency and productivity."

The relocation of the corporate headquarters will begin this summer and is targeted to be completed in early December. As part of the relocation, Luby's will move approximately 80 jobs from San Antonio to Houston. Luby's operates 15 restaurants in San Antonio, employing more than 800 people.

"San Antonio has always been and continues to be a very important city for Luby's. The city is one of our largest markets and is a place where Luby's will maintain a presence, staying involved in the community and its local charities," said Pappas. "This relocation will be a difficult change for our San Antonio corporate employees, all of whom have worked hard over the years as part of the Luby's family. We recognize the impact such a business decision has on the lives of our people; however, we will do everything we can to make the transition as stress-free as possible. Ultimately, we believe this change will help continue the ongoing success of our Company for our shareholders and all Luby's employees across Texas."

Luby's already has significant operations in Houston. The facilities service center manages the Company's restaurant assets, overseeing all of the repairs and maintenance, equipment upgrades, construction, and all other asset management responsibilities. Additionally, the heads of Marketing, Human Resources, Internal Audit, Real Estate, Communications, and Special Projects/Finance, as well as senior management all live in Houston and travel to San Antonio on a regular basis. In total, Luby's currently has more than 50 non-restaurant employees who live in Houston.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 139 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. Luby's stock is traded on the New York Stock Exchange (symbol LUB). For more information about Luby's, visit the Company's website at www.lubys.com.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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